                                                                       EXHIBIT 5




                      [MORRISON & FOERSTER LLP LETTERHEAD]





                                February 8, 1999


Intracel Corporation
2005 NW Sammamish Road, Suite 107
Issaquah, WA  98027


Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-1 filed by Intracel Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "SEC") on July 9, 1998 (Registration No. 333-58819), as amended (collectively, the "Registration Statement"), with exhibits as filed in connection therewith, and the form of prospectus contained therein, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 4,600,000 shares of the Company's common stock, $0.0001 par value per share (the "Common Stock") (including shares of Common Stock subject to the underwriters' over-allotment option and 300,000 presently issued and outstanding shares being offered by a selling stockholder (the "Selling Stockholder")) pursuant to the underwriters' over-allotment option. The Common Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

        As counsel to the Company, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which we have not independently established.

        We are of the opinion that (a) the shares of Common Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable, and (b) the shares of Common Stock that may be

Intracel Corporation
January 20, 1999
Page Two




sold by the Selling Stockholder are legally and validly issued, fully paid and nonassessable.

        We consent to the use of our name under the caption "Legal Matters" in the Prospectus, constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

        By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.





                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP
                                            ------------------------------
                                            Morrison & Foerster LLP